Exhibit 99.1

For Immediate Release
August 2, 2024

NW Natural Holdings Reports Second Quarter 2024 Results
PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:
•Reported a net loss of $2.8 million ($0.07 per share) for the second quarter of 2024, compared to net income of $1.2 million ($0.03 per share) for the same period in 2023
•Reported net income of $61.0 million ($1.60 per share) for the first six months of 2024, compared to net income of $72.9 million ($2.03 per share) for the same period in 2023 primarily due to regulatory lag
•Added nearly 16,000 gas and water utility connections in the last 12 months for a combined growth rate of 1.8% as of June 30, 2024 mainly driven by strong water acquisitions
•Signed Puttman and ICH water acquisition agreement adding 4,200 customers and a strong pipeline of growth opportunities
•Reaffirmed 2024 earnings guidance in the range of $2.20 to $2.40 per share and long-term earnings per share growth rate target of 4% to 6% from 2022 through 2027. 2022 earnings per share were $2.54

"The Company continues to perform well, and we're on track for the year. Our focus for 2024 is operating safe, reliable systems and executing on our capital plan, regulatory dockets, and growth opportunities," said David H. Anderson, CEO of NW Natural Holdings. "I'm happy to report that we're making good progress on all fronts. Related to growth, I'm excited that we've signed an agreement to acquire Puttman and ICH. Tom Puttman and his team have a proven track record of leadership and a strong pipeline of water expansion opportunities for years to come."

For the second quarter of 2024, net income decreased $4.0 million compared to the same period in 2023. For the first six months of 2024, net income decreased $11.9 million compared to the same period in 2023. Results reflected regulatory lag from higher depreciation due to continued investment in our systems and increased pension expense, partially offset by higher margin from customer growth and lower operations and maintenance expense from cost savings initiatives.

KEY EVENT

NW Natural Water Signs Acquisition Agreement for Puttman & ICH Water
NW Natural Water has agreed to acquire all the interests of Infrastructure Capital Holdings (ICH), which includes the assets of Puttman Infrastructure (Puttman). The acquisition will add approximately 4,200 water, wastewater and recycled water customers across Oregon, Idaho and California. As part of the acquisition, Tom Puttman, president of Puttman Infrastructure and ICH, will join the company as president of NW Natural Water. The transaction expands NW Natural Water’s utility portfolio as well as its services business and marks its first investments in the recycled water segment and entry into the California market.

SECOND QUARTER RESULTS
We primarily operate through our natural gas distribution segment, which is a regulated utility principally engaged in the delivery of natural gas to customers in Oregon and southwest Washington. The segment also includes the portion of the Mist underground storage facility used to serve gas utility customers, the North Mist gas storage expansion, and renewable natural gas development and procurement for the utility.

Other business activities are reported through "Other" results and primarily include Interstate Storage Services and third-party asset management services for the Mist facility in Oregon; NW Natural Water, which holds our water and wastewater utility operations; and NW Natural Renewables, which is a competitive renewable fuels business.

NW Natural Holdings' second quarter results are summarized by business segment in the table below:

	Three Months Ended June 30,
	2024		2023		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss):
Natural Gas Distribution segment	$(2,987)	$(0.08)	$(271)	$(0.01)	$(2,716)	$(0.07)
Other	200	0.01	1,515	0.04	(1,315)	(0.03)
Consolidated	$(2,787)	$(0.07)	$1,244	$0.03	$(4,031)	$(0.10)

Diluted Shares		38,260		36,062		2,198

Natural Gas Distribution Segment
Natural Gas Distribution segment net income decreased $2.7 million (or $0.07 per share) primarily reflecting regulatory lag from higher depreciation, general taxes, and pension expenses.

Margin increased $0.4 million primarily due to customer growth and the amortization of deferrals.

Operations and maintenance expense decreased $3.5 million as a result of lower payroll, benefits and contractor labor costs; partially offset by higher information technology costs and the amortization of deferrals approved in the last rate case, which is offset by revenues.

Depreciation and general taxes collectively increased by $2.5 million primarily due to continued investment in our system.

Other income, net reflected a $4.2 million decrease primarily from higher pension expense, lower interest income from invested cash, and lower equity Allowance for Funds Used During Construction (AFUDC).

Interest expense increased $0.4 million due to higher long-term debt balances.

Other
Net income from the Company's other business activities decreased $1.3 million (or $0.03 per share) reflecting a $2.7 million gain on a settlement recognized in the second quarter of 2023, partially offset by $0.8 million higher asset management revenues in the second quarter of 2024.

2

YEAR-TO-DATE RESULTS
NW Natural Holdings' year-to-date results by business segment are summarized in the table below:

	Six Months Ended June 30,
	2024		2023		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss):
Natural Gas Distribution segment	$62,728	$1.65	$71,680	$2.00	$(8,952)	$(0.35)
Other	(1,692)	(0.05)	1,235	0.03	(2,927)	(0.08)
Consolidated	$61,036	$1.60	$72,915	$2.03	$(11,879)	$(0.43)

Diluted Shares		38,059		35,845		2,214
Natural Gas Distribution Segment
Natural Gas Distribution segment net income decreased $9.0 million (or $0.35 per share) primarily reflecting regulatory lag from higher depreciation and general taxes, as well as lower other income.

Margin increased $0.9 million primarily due to the amortization of deferrals and customer growth which among other miscellaneous items contributed $7.0 million. Partially offsetting these items was a $4.5 million reduction in margin due to warmer comparative weather and the effect of customers not covered by the weather normalization mechanism. Weather was 13% warmer than average in the first six months of 2024, compared to 2% colder than average weather for the same period of 2023. In addition, there was a $1.6 million decline in gains on the Oregon gas cost incentive sharing mechanism due to lower commodity price volatility and higher than estimated gas costs during the cold weather event in January 2024.

Operations and maintenance expense decreased $3.8 million as a result of lower employee benefit expenses and contractor costs; partially offset by higher payroll, information technology costs, and the amortization of deferrals approved in the last rate case, which is offset by revenues.

Depreciation and general taxes increased by $4.5 million primarily due to additional capital investments in the distribution system.

Other income, net declined $8.0 million primarily from higher pension expense, lower interest income due to a lower level of invested cash, and lower equity AFUDC.

Interest expense increased $1.9 million due to higher long-term debt balances.

Other
Net income from the Company's other business activities decreased $2.9 million (or $0.08 per share) primarily reflecting a $2.7 million gain on a settlement recognized in the second quarter of 2023 and higher interest expense of $0.8 million.

BALANCE SHEET AND CASH FLOWS
During the first six months of 2024, the Company generated $246.1 million in operating cash flows, compared to $297.9 million for the same period in 2023. The Company used $200.4 million in investing activities during the first six months of 2024 primarily for natural gas utility capital expenditures, compared to $151.5 million used in investing activities during the same period in 2023. Net cash used in financing activities was $14.2 million for the first six months of 2024, compared to net cash used by financing activities of $32.2 million during the same period in 2023. As of June 30, 2024, NW Natural Holdings held cash of $65.2 million.

2024 GUIDANCE AND LONG-TERM TARGETS
NW Natural Holdings reaffirmed its long-term earnings per share growth rate target of 4% to 6% compounded annually from 2022 through 2027. 2022 earnings were $2.54 per share. Holdings' 2024 earnings per share guidance is not in line with that goal primarily due to regulatory lag from our natural gas distribution segment mainly as a result of two factors. First, the natural gas distribution segment is making substantial investments to provide continued safe and reliable service for our customers. This increased level of investment and the elevated investment in technology, which is shorter lived and results in higher depreciation expense, is exacerbating the regulatory lag in 2024. Second, due to inflationary pressures, the natural gas distribution segment's operating expenses are increasing in 2024 because of several multi-year operations and maintenance contracts renewing, higher personnel costs, the amortization of cloud computing technology investments, and increased pension expense. These factors are part of our request in the Oregon general rate case NW Natural filed at the end of 2023. Based on Oregon statute, new rates are expected to be effective on Nov. 1, 2024.

Primarily because of regulatory lag, NW Natural Holdings today reaffirmed its 2024 annual earnings guidance in the range of $2.20 to $2.40 per share. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations.

While subject to change, the Company currently expects the timing of the 2024 quarterly distribution of consolidated earnings per share to be the following:
•Third quarter to be a loss in the range of -$0.74 to -$0.86, and
•Fourth quarter to be earnings in the range of $1.43 to $1.63.

DIVIDEND DECLARED
The board of directors of NW Natural Holdings declared a quarterly dividend of 48.75 cents per share on the Company’s common stock. The dividend is payable on August 15, 2024 to shareholders of record on July 31, 2024. The Company's current indicated annual dividend rate is $1.95 per share. Future dividends are subject to board of director discretion and approval.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its second quarter 2024 financial and operating results.

Date and Time:	Friday, August 2, 2024 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States 1-833-470-1428 International 1-404-975-4839 Passcode 247925
The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-866-813-9403 (U.S.) and +44-204-525-0658 (international). The replay access code is 540828.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon and has been doing business for over 165 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), NW Natural Renewables Holdings (NW Natural Renewables), and other business interests.

We have a longstanding commitment to safety, environmental stewardship and the energy transition, and taking care of our employees and communities. NW Natural Holdings was recognized by Ethisphere® for the third consecutive year in 2024 as one of the World’s Most Ethical Companies®. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. Learn more in our latest Community and Sustainability Report at nwnatural.com/about-us/the-company/sustainability.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2 million people in more than 140 communities through more than 800,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural owns and operates 21.6 Bcf of underground gas storage capacity in Oregon.

NW Natural Water provides water distribution and water and wastewater services to communities throughout the Pacific Northwest, Texas and Arizona. NW Natural Water serves nearly 185,000 people through approximately 74,000 meters and provides operation and maintenance services to an additional 19,000 connections. Learn more about our water business at nwnaturalwater.com.

NW Natural Renewables is a competitive business committed to leading in the energy transition by providing renewable fuels to support decarbonization in the utility, commercial, industrial and transportation sectors. Learn more at nwnaturalrenewables.com.

Additional information is available at nwnaturalholdings.com.

“World’s Most Ethical Companies” and “Ethisphere” names and marks are registered trademarks of Ethisphere LLC

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
David Roy
Phone: 503-610-7157
Email: david.roy@nwnatural.com

Forward-Looking Statements
This press release, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," “continues,” “could,” "intends," "plans," "seeks," "believes," "estimates," "expects," "will" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, timing, goals, strategies, commitments, future events, financial positions, financial performance, investments, timing and amount of capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, approval, completion and integration thereof, the likelihood and success associated with any transaction, utility system, technology and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, customer and business growth, continued expansion of service territories, customer satisfaction ratings, weather, performance and service during weather events, customer rates or rate recovery and the timing and magnitude of potential rate changes and the potential outcome of rate cases, including our Oregon general rate case, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including decarbonization goals and timelines, energy efficiency measures, use of renewable sources, renewable natural gas purchases, projects, investments and other renewable initiatives, including the construction of RNG facilities, and timing, magnitude and completion thereof, unregulated renewable natural gas strategy and initiatives, renewable hydrogen projects or investments and timing, magnitude, approvals and completion thereof, procurement of renewable natural gas or hydrogen for customers, technology and policy innovations, strategic goals and visions, water, wastewater and water services acquisitions, personnel additions, partnerships, and investment strategy and financial effects of water, wastewater and water services acquisitions, expected growth and safety benefits of facility upgrade investments, diversity, equity and inclusion initiatives, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, expenses, positions, revenues, returns, cost of capital, timing, and earnings, earnings guidance and estimated future growth rates, future dividends, commodity costs and sourcing, asset management activities, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, effects of legislation or changes in laws or regulations, effects, extent, severity and duration of epidemics and pandemics, and any resulting economic disruption therefrom, inflation, geopolitical uncertainty and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy, geopolitical factors, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the

quarterly reports filed thereafter, which, among others,outline legal, regulatory and legislative risks, public health risks, financial, macroeconomic and geopolitical risks, growth and strategic risks, operational risks, business continuity and technology risks, environmental risks and risks related to our water and renewables businesses.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

NON-GAAP FINANCIAL MEASURES
In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share, which are non-GAAP financial measures. All references to EPS are on the basis of diluted shares. Such non-GAAP financial measures are used to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations. Our non-GAAP financial measures should not be considered a substitute for, or superior to, measures calculated in accordance with U.S. GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than how such measures are calculated in this report, limiting the usefulness of those measures for comparative purposes. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided in the tables above.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Second Quarter 2024
	Three Months Ended			Six Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	June 30,			June 30,			June 30,
	2024	2023	Change	2024	2023	Change	2024	2023	Change
Operating revenues	$211,714	$237,859	(11)%	$645,184	$700,282	(8)%	$1,142,377	$1,192,374	(4)%

Operating expenses:
Cost of gas	72,970	102,433	(29)	248,687	308,182	(19)	440,342	512,509	(14)
Operations and maintenance	64,950	66,819	(3)	138,564	138,636	—	273,694	252,643	8
Environmental remediation	2,329	2,140	9	8,075	7,515	7	13,459	12,934	4
General taxes	11,853	10,889	9	27,321	25,108	9	48,461	45,046	8
Revenue taxes	9,211	9,185	—	27,455	28,227	(3)	47,899	48,453	(1)
Depreciation	33,762	31,293	8	66,860	62,758	7	129,683	122,926	5
Other operating expenses	933	1,257	(26)	2,689	2,505	7	5,716	4,212	36
Total operating expenses	196,008	224,016	(13)	519,651	572,931	(9)	959,254	998,723	(4)
Income from operations	15,706	13,843	13	125,533	127,351	(1)	183,123	193,651	(5)
Other income (expense), net	6	6,618	(100)	(1,128)	8,224	(114)	8,503	10,155	(16)
Interest expense, net	19,311	18,974	2	39,842	37,270	7	79,138	67,415	17
(Loss) income before income taxes	(3,599)	1,487	(342)	84,563	98,305	(14)	112,488	136,391	(18)
Income tax (benefit) expense	(812)	243	(434)	23,527	25,390	(7)	30,499	35,127	(13)
Net (loss) income	$(2,787)	$1,244	(324)	$61,036	$72,915	(16)	$81,989	$101,264	(19)

Common shares outstanding:
Average diluted for period	38,260	36,062		38,059	35,845		37,355	35,557
End of period	38,669	36,065		38,669	36,065		38,669	36,065

Per share of common stock information:
Diluted (loss) earnings	$(0.07)	$0.03		$1.60	$2.03		$2.19	$2.85
Dividends paid per share	0.4875	0.4850		0.9750	0.9700		1.9475	1.9375
Book value, end of period	34.83	34.39		34.83	34.39		34.83	34.39
Market closing price, end of period	36.11	43.05		36.11	43.05		36.11	43.05

Capital structure, end of period:
Common stock equity	44.8%	44.0%		44.8%	44.0%		44.8%	44.0%
Long-term debt	52.5%	46.0%		52.5%	46.0%		52.5%	46.0%
Short-term debt (including current maturities of long-term debt)	2.7%	10.0%		2.7%	10.0%		2.7%	10.0%
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	801,943	796,792	0.6%	801,943	796,792	0.6%	801,943	796,792	0.6%
Volumes in therms:
Residential and commercial sales	117,290	122,977		419,289	453,642		701,402	778,860
Industrial sales and transportation	111,771	113,389		238,774	245,773		463,920	475,953
Total volumes sold and delivered	229,061	236,366		658,063	699,415		1,165,322	1,254,813
Operating Revenues
Residential and commercial sales	$169,308	$194,382		$556,476	$606,689		$964,859	$1,013,660
Industrial sales and transportation	19,437	23,238		43,725	52,382		89,229	98,393
Other distribution revenues	1,234	1,368		2,765	2,978		4,327	3,906
Other regulated services	4,883	4,726		9,760	9,435		19,227	19,245
Total operating revenues	194,862	223,714		612,726	671,484		1,077,642	1,135,204
Less: Cost of gas	73,026	102,490		248,799	308,295		440,565	512,736
Less: Environmental remediation expense	2,329	2,140		8,075	7,515		13,459	12,934
Less: Revenue taxes	9,198	9,159		27,393	28,134		47,691	48,229
Margin, net	$110,309	$109,925		$328,459	$327,540		$575,927	$561,305
Degree days:
Average (25-year average)	297	296		1,633	1,619		2,700	2,674
Actual	208	273	(24)%	1,424	1,658	(14)%	2,246	2,779	(19)%
Percent colder (warmer) than average weather	(30)%	(8)%		(13)%	2%		(17)%	4%

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	June 30,
In thousands	2024	2023
Assets:
Current assets:
Cash and cash equivalents	$65,192	$137,759
Accounts receivable	61,821	73,930
Accrued unbilled revenue	22,863	21,924
Allowance for uncollectible accounts	(3,758)	(3,297)
Regulatory assets	124,102	111,819
Derivative instruments	8,033	12,423
Inventories	107,332	67,502
Other current assets	37,535	35,797
Total current assets	423,120	457,857
Non-current assets:
Property, plant, and equipment	4,764,593	4,391,993
Less: Accumulated depreciation	1,234,148	1,181,230
Total property, plant, and equipment, net	3,530,445	3,210,763
Regulatory assets	308,521	307,999
Derivative instruments	2,985	2,118
Other investments	83,795	104,330
Operating lease right of use asset, net	69,813	72,096
Assets under sales-type leases	127,794	132,045
Goodwill	163,166	152,670
Other non-current assets	112,727	96,827
Total non-current assets	4,399,246	4,078,848
Total assets	$4,822,366	$4,536,705
Liabilities and equity:
Current liabilities:
Short-term debt	$79,000	$41,000
Current maturities of long-term debt	866	240,714
Accounts payable	93,564	101,369
Taxes accrued	11,302	12,217
Interest accrued	18,130	11,443
Regulatory liabilities	99,663	61,546
Derivative instruments	52,048	42,135
Operating lease liabilities	1,851	1,732
Other current liabilities	79,116	58,777
Total current liabilities	435,540	570,933
Long-term debt	1,574,751	1,294,578
Deferred credits and other non-current liabilities:
Deferred tax liabilities	394,489	380,058
Regulatory liabilities	705,929	672,215
Pension and other postretirement benefit liabilities	153,849	147,063
Derivative instruments	11,988	25,212
Operating lease liabilities	76,692	77,951
Other non-current liabilities	122,412	128,417
Total deferred credits and other non-current liabilities	1,465,359	1,430,916
Equity:
Common stock	929,498	831,135
Retained earnings	423,718	414,398
Accumulated other comprehensive loss	(6,500)	(5,255)
Total equity	1,346,716	1,240,278
Total liabilities and equity	$4,822,366	$4,536,705

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Six Months Ended June 30,
In thousands	2024	2023
Operating activities:
Net income	$61,036	$72,915
Adjustments to reconcile net income to cash provided by operations:
Depreciation	66,860	62,758
Regulatory amortization of gas reserves	1,085	1,678
Deferred income taxes	8,844	8,610
Qualified defined benefit pension plan expense (benefit)	2,164	(1,129)
Contributions to qualified defined benefit pension plans	(3,390)	—
Deferred environmental expenditures, net	(14,128)	(9,732)
Environmental remediation expense	8,075	7,515
Asset optimization revenue sharing bill credits	(29,198)	(10,471)
Other	15,698	14,068
Changes in assets and liabilities:
Receivables, net	118,562	163,965
Inventories	5,411	20,084
Income and other taxes	14,837	14,834
Accounts payable	(10,966)	(48,935)
Deferred gas costs	(14,418)	(16,370)
Asset optimization revenue sharing	4,284	12,056
Decoupling mechanism	4,085	(9,554)
Cloud-based software	(16,424)	(7,229)
Regulatory accounts	14,866	8,992
Other, net	8,793	13,799
Cash provided by operating activities	246,076	297,854
Investing activities:
Capital expenditures	(198,929)	(144,863)
Acquisitions, net of cash acquired	—	(3,249)
Purchase of equity method investment	(1,000)	(1,000)
Other	(512)	(2,428)
Cash used in investing activities	(200,441)	(151,540)
Financing activities:
Proceeds from common stock issued, net	34,986	22,072
Long-term debt issued	150,000	200,000
Long-term debt retired	(150,000)	—
Changes in other short-term debt, net	(10,780)	(217,200)
Cash dividend payments on common stock	(35,600)	(33,293)
Payment of financing fees	(748)	(1,883)
Shares withheld for tax purposes	(1,314)	(1,313)
Other	(764)	(578)
Cash used in financing activities	(14,220)	(32,195)
Increase in cash, cash equivalents and restricted cash	31,415	114,119
Cash, cash equivalents and restricted cash, beginning of period	49,624	40,964
Cash, cash equivalents and restricted cash, end of period	$81,039	$155,083

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$34,802	$36,376
Income taxes paid, net of refunds	10,251	12,163

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$65,192	$137,759
Restricted cash included in other current and non-current assets	15,847	17,324
Cash, cash equivalents and restricted cash	$81,039	$155,083